Exhibit 99.1

Ultra Petroleum Corp.

NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ANNOUNCES PINEDALE ACQUISITION

HOUSTON, Texas – August 14, 2014 – Ultra Petroleum Corp. (NYSE: UPL) announced today that the company has signed a purchase and sale agreement to acquire all Pinedale field properties from SWEPI, LP, an affiliate of Royal Dutch Shell, plc (“Shell”) in exchange for a portion of Ultra’s Marcellus Shale properties and cash consideration of $925.0 million. Ultra Petroleum expects to finance the acquisition through the issuance of new debt at the subsidiary and parent level. The transaction is expected to close in the third quarter with an effective date of April 1, 2014.

Opportunity Highlights Expected From the Trade:

•	Increases net proved reserves by 1.8 Tcfe
•	Increases proved reserve value (PV-10) by $1.8 billion
•	Shifts corporate percentage of natural gas production sold in higher priced western markets to 92 percent from 76 percent
•	Expands company operated production to 82 percent from 62 percent
•	Improves control of capital allocation to higher returning Pinedale assets

Ultra Petroleum is acquiring Shell’s interest in the Pinedale field, which is currently producing approximately 189 million cubic feet equivalent (MMcfe) per day of natural gas and condensate. As a result of the transaction, Ultra Petroleum will operate approximately 1,577 gross wells, or about 68 percent of the Pinedale field.

In exchange, Shell will receive $925.0 million and approximately 155,000 net acres in the Marcellus Shale which is primarily located in Tioga and Potter counties. Shell will obtain approximately 100 MMcfe per day of natural gas production.

“This transaction is a strategic repositioning of our portfolio for improved returns, increased reserves, higher value markets, increased operatorship and increased control of capital allocation,” stated Michael D. Watford, Chairman, President and Chief Executive Officer.

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Conference Call and Webcast Scheduled for August 14, 2014

Ultra will host a conference call on Thursday, August 14, 2014 at 10:00 a.m. EDT (9:00 a.m. CDT) to discuss the company’s strategic acquisition. Participants may access the conference call by dialing 1-800-862-9098, or 785-424-1051 for international calls, using participant passcode ULTRA. Should you be unable to attend the call live, a replay is scheduled to begin on August 14, 2014 at 12:00 pm EDT and will end on August 28, 2014 at midnight EDT. Your dial-in replay numbers are: United States: 1-800-753-5212 or International: 402-220-2673. Passcode: 4235

To listen to the live audio webcast over the Internet, log on to www.ultrapetroleum.com and follow the link to the webcast. The webcast replay and podcast will be archived on Ultra’s website through October 30, 2014.

There is a presentation containing supplemental acquisition information available on Ultra’s home page at www.ultrapetroleum.com.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and crude oil exploration, development and production. The company is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”. Additional information on the company is available at www.ultrapetroleum.com.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the company’s businesses are set forth in its filings with the SEC, particularly in the section entitled “Risk Factors” included in its Annual Report on Form 10-K for the most recent fiscal year and from time to time in other filings made by the company with the SEC. These risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, the timing and extent of the company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, as well as other factors listed in the reports filed by the company with the SEC.

For further information contact:

Kelly L. Whitley

Director Investor Relations

Phone: 281-582-6602

Email: kwhitley@ultrapetroleum.com

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